True Leaf Brands Inc. Announces
Filing of Application for Management Cease Trade Order

July 26, 2021 - Vernon, BC - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) announces today that it will miss its filing deadline of July 29, 2021, to file its audited annual financial statements and accompanying management's discussion and analysis and related CEO and CFO certificates for the year ended March 31, 2021 (collectively, the "Annual Filings"), as required under applicable Canadian securities laws.

In connection with the Company's inability to file the Annual Filings on time, the Company has applied for a Management Cease Trade Order ("MCTO") under National Policy 12-203 - Management Cease Trade Orders ("NP 12-203") and is waiting for the British Columbia Securities Commission approval. There is no guarantee that an MCTO will be granted.

The Company is applying for an MCTO as a result of complexities caused by its reorganization in 2020 and subsequent amalgamation transaction. Both transactions have impacted the Company's ability to complete its audited annual financial statements and has consequently caused a delay in completion of the Annual Filings.

The Company expects to file the Annual Filings as soon as they are available, but in any event no later than September 29, 2021 (two-month period contemplated by NP 12-203). Until the Company files the Annual Filings, it will comply with the alternative information guidelines set out in NP 12-203. The guidelines, among other things, require the Company to issue bi-weekly default status reports, in the form of news releases, for so long as the Annual Filings have not been filed.

During the MCTO, the general investing public will continue to be able to trade in the Company's common shares listed on the Canadian Securities Exchange. However, the Company's Chief Executive Officer and Chief Financial Officer and such other directors, officers and persons as determined by the applicable regulatory authorities will not be able to trade in the Company's shares, nor will the Company be able to, directly or indirectly, issue securities to or acquire securities from an insider or employee of the Company until such time as the Annual Filings and all continuous disclosure requirements have been filed by the Company, and the MCTO has been lifted.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 40-acre property in Lumby, BC, Canada, and will provide a full suite of in-house processing services to the craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Contact:

Darcy Bomford

Chief Executive Officer

Darcy@trueleafbrands.com

1 (250) 275-6063

Cautionary and Forward-Looking Statements

Certain information in this news release may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of the Company, including but not limited to, the Company may not complete its audit and file the Annual Filings as currently anticipated, or at all; the Company will be subject to a general cease trade order in the event that the Annual Filings are not completed and filed; and other related risks as set out in the Company's public documents filed on SEDAR. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on the Company.

The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities laws.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.